ESSA BANK & TRUST

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     This Supplemental Executive Retirement Plan (the "Plan") is established by ESSA Bank & Trust (the "Bank") effective January 1, 2005 (the "Effective Date") for the purpose of providing additional retirement benefits to a select group of management or highly compensated employees ("Participants"), as selected by the Board of Directors of the Bank (the "Board"). Accordingly, the Plan is intended to qualify as a "top hat" plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.

     The Plan consolidates, supersedes and replaces the individual Executive Salary Continuation Agreements entered into during September, 2004 by and between the Bank and each of Gary Olson, Robert Howes, Jr., Diane Reimer and Thomas Grayuski (collectively, the "Predecessor Agreements"), such that as of the Effective Date, the Participant's entire benefit is determined solely under the terms of this Plan. All accruals and benefits under the Predecessor
Agreements shall be deemed to have been transferred to this Plan, effective January 1, 2005. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

     When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

     1.1 "Administrator" means the Board.

     1.2 "Bank" means ESSA Bank & Trust and any successor thereto.

     1.3 "Beneficiary" means the person(s) designated by Participant as the beneficiary in accordance with the Participation Agreement. If no beneficiary is so designated, then the Participant's estate will be the Beneficiary.

     1.4 "Cause" means any of the following that result in material measurable adverse effect on the Bank: (i) the conviction of a felony or gross misdemeanor involving fraud or dishonesty; (ii) an intentional failure to perform stated duties as provided by the Bank; (iii) a breach of fiduciary duty involving personal profit. If a dispute arises as to the Participant's termination of participation under the Plan for Cause, such dispute shall be resolved by arbitration, as set forth in Section 8.4. A Participant's termination of participation under this Plan for "Cause" may occur regardless of whether the Participant's employment with the Bank has been terminated for "Cause."

     1.5 "Change in Control" means the following: (i) a change in ownership of the Company or the Bank under paragraph (a) below, or (ii) a change in effective control of the Company or the Bank under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (c) below:

          (a) Change in the ownership of the Company or the Bank. A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

          (b) Change in the effective control of the Company or the Bank. A change in the effective control of the Company or the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

          (c) Change in the ownership of a substantial portion of the Company's or the Bank's assets. A change in the ownership of a substantial portion of the Company's or the Bank's assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

     1.6 "Company" means ESSA Bancorp, Inc., the stock holding company of the Bank.

     1.7 "Disabled" or "Disability" means that the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's employer; or (c) is determined to be disabled by the Social Security Administration.

     1.8 "Early Retirement Benefit" means, with respect to each Participant, an annual cash benefit equal to the Participant's Normal Retirement Benefit reduced by .05% for each calendar month in between the date on which the Participant Separates from Service following the Early Retirement Date and the Participant's Normal Retirement Date.

     1.9 "Early Retirement Date" means that date on which the Participant has attained at least age 60 with 30 Years of Service with the Bank.

     1.10 "Liability Reserve Account" means a bookkeeping account established and maintained by the Bank for the benefit of the Participant under this Plan, where a portion of the Participant's Normal Retirement Benefit is expensed and accrued under any appropriate method which the Administrator may select in its sole discretion.

     1.11 "Normal Retirement Date" means the date on which the Participant attains age 65.

     1.12 "Normal Retirement Benefit" means, with respect to each Participant, an annual cash benefit in the amount as provided in the Participant's Participation Agreement.

     1.13 "Participation Agreement" means a written agreement between the Bank and the Participant, pursuant to which the Bank agrees to provide the Participant with the benefits described in the Plan and the Participation Agreement. Each Participation Agreement shall contain such information, terms and conditions as the Administrator in its discretion may specify, including without limitation the following: (i) the effective date of the Participant's participation in the Plan; (ii) the Normal Retirement Benefit in which the Participant is entitled to under the Plan and the form in which such benefits are to be paid in (i.e., installments or lump sum); (iii) the identity of the Participant's Beneficiary; and (iv) any other provisions which supplement the terms and conditions contained in the Plan and which are not inconsistent with the terms and conditions of the Plan.

     1.14 "Separation from Service" or "Separates from Service" means the Participant's retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed 6 months or, if longer, so long as the

Participant's right to reemployment is provided by law or contract. If the leave exceeds 6 months and the Participant's right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such 6-month period. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Bank).

     1.15 "Years of Service" means the number of whole calendar years during which the Participant has been employed by the Bank.



                                   ARTICLE II

                             ELIGIBILITY AND VESTING
                             -----------------------

     2.1 Eligibility. The Plan is available to a select group of management and/or highly compensated employees of the Bank, determined from time to time by the Board. Each employee, who is eligible to participate in the Plan, shall enroll in the Plan by entering into a Participation Agreement and completing all other forms as the Administrator may request. An eligible employee's participation in the Plan shall commence as of the date specified in the Participation Agreement.

     2.2 Vesting. Each Participant shall become vested in his or her Plan benefits in accordance with the following vesting schedule:

                  Years of Service                   Vested Percentage
                  ---------------                    -----------------
                        1                                    0%
                        2                                    0%
                        3                                    0%
                        4                                    0%
                        5                                  100%

     Vesting is automatically accelerated upon death, Disability, Change in Control or Early or Normal Retirement.

                                   ARTICLE III

                                    BENEFITS
                                    --------

     3.1 Normal Retirement Benefit. Upon Separation from Service on or after Normal Retirement Date, the Participant shall be entitled to the Normal Retirement Benefit. Payment of the Normal Retirement Benefit shall commence on the first day of the second month following the date on which the Participant Separates from Service following the Participant's Normal Retirement Date, and shall be payable in the manner in which the Participant elects in accordance with Section 3.7 below.

     3.2 Early Retirement Benefit. In the event of the Participant's Separation from Service on or after the Early Retirement Date, but prior to the Normal Retirement Date, the Participant shall be entitled to the Early Retirement Benefit. Payment of the Early Retirement Benefit shall commence on the first day of the second month following the date on which the Participant Separates from Service following Participant's Early Retirement Date, and shall be payable in the manner in which the Participant elects in accordance with Section 3.7 below.

     3.3 Change in Control. In the event of the Participant's Separation from Service within two (2) years following a Change in Control, the Participant shall be entitled to the Normal Retirement Benefit as if the Participant had been continuously employed by the Bank until the Normal Retirement Date and Separated from Service on such date. Payment of the Normal Retirement Benefit shall be made as a cash lump sum on the first day of the second month following the date on which the Participant Separates from Service with Bank.

     3.4 Separation from Service Before Early Retirement Date. If the Participant Separates from Service before reaching the Early Retirement Date, the Participant shall be entitled to the vested accrued balance of the Participant's Liability Reserve Account, determined as of the date of the Participant's Separation from Service. Such benefit shall be paid in a cash lump sum no later than the first day of the second month following the Participant's Separation from Service.

     3.5 Disability. If the Participant becomes Disabled before reaching his or her Early Retirement Date, the Participant shall be entitled to the accrued balance of the Participant's Liability Reserve Account, determined as of the date the Participant became Disabled. Such benefit shall be paid to the Participant in a single cash lump sum no later than the first day of the second month following the date on which the Participant became Disabled.

     3.6 Termination of Participation for Cause. Notwithstanding anything herein or in the Participation Agreement to the contrary, all benefits payable under this Plan shall be forfeited in the event the Participant's participation in the Plan is terminated for Cause.

     3.7 Distribution Elections for Payment of Benefits.

          (a) Distribution Elections for New Participants. Except as provided in
Section 3.7(b), within 30 days after first becoming eligible to participate in the Plan, a new Participant may elect the time and manner of payment of his or her Normal Retirement Benefit or Early Retirement Benefit by completing a Participation Agreement. Benefits may be paid in any of the following forms: (i) lifetime monthly installments; (ii) lifetime annual installments; or (iii) a single cash lump sum. In the event the Participant fails to make a timely election in his or her Participation Agreement, the Participant shall be deemed to have elected a cash lump sum.

          (b) Transition Year Elections. Notwithstanding Section 3.7(a), a Participant who was a party to a Predecessor Agreement shall have the right to elect in a Participation Agreement that is signed and dated no later than December 31, 2008, the time and manner of payment of his or her Normal Retirement Benefit and Early Retirement Benefit. Benefits may be paid in any of the following forms: (i) lifetime monthly installments; (ii) lifetime annual installments; or (iii) a single cash lump sum. In the event the Participant fails to make a timely transition year election, the Participant shall be deemed to have elected a single cash lump sum.

     3.8 Calculation of Present Value and Lump Sums. For all Plan purposes, the present value of any amount hereunder shall be determined using the discount rate that is used in FASB 87 calculations. In addition, all lump sums hereunder shall be calculated as if the payments required under this Plan were otherwise payable for 16 years following the Participant's Separation from Service.

     3.9 Delay in the Commencement Date for Payment of Benefits. Notwithstanding the foregoing, if the Participant is a "specified employee" (i.e., a "key employee" of a publicly traded company within the meaning of Code Section 409A and the final regulations issued thereunder) and the distribution under the Plan is due to Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no distribution shall be made during the first six (6) months following the Participant's Separation from Service. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent distributions shall be paid in the manner specified in the Plan and the Participant's Participation Agreement.

                                   ARTICLE IV

                                 DEATH BENEFITS
                                 --------------

     4.1 Death Before Normal Retirement Date. If the Participant dies while employed with the Bank but prior to reaching Normal Retirement Date, the Participant's Beneficiary shall be entitled to the vested accrued balance of the Participant's Liability Reserve Account, determined as of the Participant's date of death. Such benefit shall be paid to the Participant's Beneficiary in a single cash lump sum distribution by no later than the first day of the second month following the date of the Participant's death.

     4.2 Death After Benefit Payments Begin. Notwithstanding the foregoing, in the event that payment of the Participant's Normal Retirement Benefit or Early Retirement Benefit has commenced, and the Participant dies prior to receiving at least 192 monthly installments or 16 annual installments (as applicable), the

Bank shall pay the present value of the remainder of such installment payments to the Participant's Beneficiary in a single cash lump sum distribution no later than the first day of the second month following the Participant's date of death.

                                    ARTICLE V

                          PARTICIPANT'S RIGHT TO ASSETS
                          -----------------------------

     The rights of the Participant, the Participant's Beneficiary, or any other person claiming through Participant under this Plan shall be solely those of an unsecured general creditor of the Bank. The Participant, the Beneficiary of the Participant, or any other person claiming through Participant, shall only have the right to receive from the Bank those payments as specified under this Plan. The Participant, the Participant's Beneficiary, or any other person claiming through the Participant shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, except as expressly provided, shall not be deemed to be held under any trust for the benefit of Participant or the Participant's Beneficiary, nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged, and unrestricted asset of the Bank.

                                   ARTICLE VI

                            RESTRICTIONS UPON FUNDING
                            -------------------------

     The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. Participant, Beneficiaries of the Participant, or any successor in interest to the Participant shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Plan or to refrain from funding the same and to determine the extent, nature, and method of such informal funding. Should the Bank elect to fund this Plan, in whole or in part, through the purchase of life insurance, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Participant be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Participant, then Participant shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

                                   ARTICLE VII

                     ALIENABILITY AND ASSIGNMENT PROHIBITION
                     ---------------------------------------

     Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Participant or the Participant's Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Participant or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

                                  ARTICLE VIII

                                 ADMINISTRATION
                                 --------------

     8.1 Named Fiduciary and Plan Administrator. The Board shall be named fiduciary and plan administrator of this Plan. Accordingly, the Board shall be responsible for the management, control and administration of the Plan. The Board may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     8.2 Claims Procedure. In the event that benefits under this Plan are not paid to Participant (or to his Beneficiary in the case of Participant's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within 60 days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing within 60 days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.

     8.3 Appeal. If claimants desire an appeal of the denied claim, they shall notify the Administrator in writing within 60 days of the claim denial. Claimants may review the Plan or any documents relating thereto and submit any issues, in writing, and comments they may feel appropriate. In its sole discretion, the Administrator shall then review the appeal and provide a written decision within 60 days after receipt of such appeal. This decision shall likewise state the specific reasons for the decision and if the appeal is denied, shall include reference to specific provisions of the Plan upon which the denial is based.

     8.4 Arbitration. If claimants continue to dispute the benefit denial, then claimants may submit the dispute to final, binding arbitration. Arbitration is also available if there is a dispute regarding whether the Participant's participation in this Plan has been terminated for Cause. The arbitrator shall be selected by mutual agreement of the Administrator and the claimant. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination. If it is finally determined that the Participant (or Beneficiary) is entitled to the benefits set forth under this Plan, then all amounts that the Participant (or Beneficiary) would have received up to the time of such final determination shall be paid to the Participant (or Beneficiary) with reasonable interest within 30 days after such final determination.

                                   ARTICLE IX

                            AMENDMENT OR TERMINATION
                            ------------------------

     9.1 Amendment. The Board reserves the right to amend this Plan at any time. However, to the extent any such amendment would adversely impact the accrued benefits of any Participant, the amendment shall require the written consent of such Participant, even if the Participant is no longer employed by the Bank.

     9.2 Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his or her benefit as if the Participant had Separated from Service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

          (a) The Bank may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. ss.503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant's gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

          (b) The Bank may terminate the Plan by irrevocable Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the arrangements.

          (c) The Bank may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

                                    ARTICLE X

                                  MISCELLANEOUS
                                  -------------

     10.1 No Effect on Employment Rights. Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Participant without regard to the existence of this Plan.

     10.2 Governing Law. The Plan is established under, and will be construed according to, the laws of the Commonwealth of Pennsylvania, to the extent that such laws are not preempted by ERISA.

     10.3 Severability. In the event that any provision of this Plan is held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in such provision, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

     10.4 Establishment of Rabbi Trust. The Bank may, but is not obligated to, establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank's creditors in the event of the Bank's insolvency, until the contributed assets are paid to Participants and their Beneficiaries in such manner and at such times as specified in this Plan.

     10.5 Tax Withholding and Payment of Code Section 409A Taxes. The Bank may withhold from any benefit payable under this Plan all federal, state, city, income, employment or other taxes as shall be required pursuant to any law or governmental regulation then in effect. Moreover, the Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

     10.6 Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vii) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

     10.7 Required Provision. Any payments made to the Participant pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. ss. 1828(k) and any regulations promulgated thereunder.

     10.8 Entire Agreement. This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

         IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the date set forth below.
                                      ESSA BANK & TRUST



 9-30-2008                           By: /s/ Gary S. Olson
-----------------------                 ---------------------------------------
Date